Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2007, accompanying the consolidated financial statements and schedules (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of SFAS No. 123R, “Share-Based Payment,” effective January 1, 2006), and our report dated February 26, 2007 on management’s assessment of the effectiveness of internal control over financial reporting, included in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Federal Realty Investment Trust on Form S-3 filed on April 19, 2007, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

McLean, Virginia

April 19, 2007